CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Highlands Acquisition Corp.

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated September 7, 2007 on the financial statements of Highlands Acquisition Corp. as of August 31, 2007 and for the period from April 26, 2007 (inception) to August 31, 2007, which report appears in the Prospectus, which is part of the Registration Statement on Form S-1, File No. 333-143599. We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

October 3, 2007